Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement on Form S-8 of GATX Corporation of our report dated February 27, 2026, with respect to the combined financial statements of Wells Fargo Rail, which report appears in the Form 8-K/A of GATX Corporation dated March 3, 2026.

/s/ KPMG LLP

Charlotte, North Carolina

May 8, 2026